Exhibit 3
CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
FONIX CORPORATION

The undersigned, Thomas A. Murdock, being the President and Chief Executive Officer of Fonix Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, hereby certifies as follows:

1.            The name of this corporation is Fonix Corporation, a Delaware corporation (the “Corporation”).  The Corporation was incorporated on September 12, 1985.

2.            This Certificate of Amendment to the Certificate of Incorporation amends and replaces Article “FOURTH” of the Certificate of Incorporation in its entirety pursuant to Section 242 of the General Corporation Law of the State of Delaware, to provide for an increase in the authorized capitalization of the Corporation such that the authorized capital of the Company will consist of 20,000,000,000 shares of common stock, par value $.0001 per share, and 50,000,000 shares of Preferred Stock, par value $.0001 per share.  To effect the foregoing, Paragraph “FOURTH” of the Certificate of Incorporation is hereby amended in its entirety and the text of the Amendment to the Certificate of Incorporation (the “Amendment”) is attached hereto as Exhibit A.

3.            This Certificate of Amendment to the Certificate of Incorporation has been duly approved by unanimous Consent of the Board of Directors of the Corporation and was recommended for approval to the stockholders.

4.            This Certificate of Amendment has been adopted at the Company's Annual Meeting of shareholders held January 17, 2008, by the affirmative vote of the majority of shares present in person or represented by proxy and entitled to vote in accordance with Section 216 of the General Corporation Law of the State of Delaware and pursuant to all other applicable requirements of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned hereby affirms, under penalties of perjury, that the foregoing instrument is the act and deed of the Company and that the facts stated therein are true.

Dated this 17th day of January, 2008.

Fonix Corporation

	By:	/s/ Thomas A . Murdock
Thomas A. Murdock
	Title:	President and Chief Executive Officer

EXHIBIT A

The text of the amendment to the Corporation's Certificate of Incorporation is as follows:

"FOURTH:  The total number of shares of stock which the Company shall have authority to issue is TWENTY BILLION (20,000,000,000) shares of Common Stock and FIFTY MILLION (50,000,000) shares of Preferred Stock.  All shares of stock authorized hereunder shall have a par value of 1/100th of one cent ($.0001) per share.

A.         Common Stock. The Common Stock shall be of two classes, each without cumulative voting rights and without any preemptive rights, which classes shall be designated as Class A Common Stock and Class B Common Stock.

1.         Dividend and Other Rights of Common Stock.

a.          Ratable Treatment. Except as specifically otherwise provided herein, all shares of Common Stock shall be identical and shall entitle the holders thereof to the same rights and privileges. The Company shall not subdivide or combine any shares of Common Stock, or pay any dividend or retire any share or make any other distribution on any share of Common Stock or accord any other payment, benefit or preference to any share of Common Stock, except by extending such subdivision, combination, distribution, payment, benefit or preference equally to all shares of Common Stock. If dividends are declared which are payable in shares of Common Stock, such dividends shall be payable in shares of Class A Common Stock to holders of Class A Common Stock and in shares of Class B Common Stock to holders of Class B Common Stock.

b.          Dividends. Subject to the rights of the holders of Preferred Stock, the holders of Common Stock shall be entitled to dividends out of funds legally available therefor, when declared by the Board of Directors in respect of Common Stock, and, upon any liquidation of the Company, to share ratably in the assets of the Company available for distribution to the holders of Common Stock.

2.          Voting Rights of Common Stock.

a.          Class A Common Stock. Except as otherwise provided by law, the holders of Class A Common Stock shall have full voting rights and powers to vote on all matters submitted to stockholders of the Company for vote, consent or approval, and each holder of Class A Common Stock shall be entitled to one vote for each share of Class A Common Stock held of record by such holder.

b.          Class B Common Stock. Except as otherwise provided by law, the holders of Class B Common Stock shall have no right to vote on any matter submitted to stockholders of the Company for vote, consent or approval, and the Class B Common Stock shall not be included in determining the number of shares voting or entitled to vote on such matters.

3.          Redemption.

a.          Class A Common Stock. Except as otherwise provided by law, the Company shall have no right or obligation to redeem the Class A Common Stock.

b.          Class B Common Stock. At any time after September 2, 2003, the Company shall have the right, exercisable at any time, to redeem from funds legally available therefor all or any portion of the then outstanding shares of Class B Common Stock at a per share price equal to the Redemption Price (as herein defined); provided that such redemption is made on a pro rata basis with respect to all holders of Class B Common Stock. Any redemption of the Class B Common Stock shall be effected by the delivery of a notice to each holder of Class B Common Stock, which notice shall indicate the number of shares of Class B Common Stock of each holder to be redeemed and the date that such redemption is to be effected, which shall be the date (the "Redemption Date") which is five (5) business days after the date such notice is delivered. All redeemed shares of Class B Common Stock shall cease to be outstanding and shall have the status of authorized but undesignated stock, but may not be reissued as Class B Common Stock. The entire Redemption Price payable to any holder shall be paid in cash by the Redemption Date.

c.          Definitions.

(i)          "Redemption Price" shall be (i) during the period between September 2, 2003 and that date sixty (60) days thereafter, two and 75/100 dollars ($2.75) per share of Class B Common Stock redeemed, and (ii) at any time after the sixty first (61st) day following September 2, 2003, the Fair Market Value (as defined herein) of the Class A Common Stock on the Redemption Date.

(ii)         "Fair Market Value" shall mean, on any particular date (a) the closing bid price per share of the Class A Common Stock on the last trading day immediately prior to such date on the Nasdaq SmallCap Market or other principal stock exchange or quotation system on which the Class A Common Stock is then listed or quoted or if there is no such price on such date, then the closing bid price on such exchange or quotation system on the date nearest preceding such date, or (b) if the Class A Common Stock is not listed then on the Nasdaq SmallCap Market or any stock exchange or quotation system, the closing bid price for a share of Class A Common Stock in the over the counter market, as reported by the Nasdaq Stock Market or in the National Quotation Bureau Incorporated or similar organization or agency succeeding to its functions of reporting prices at the close of business on such date, or (c) if the Class A Common Stock is not then reported by the National Quotation Bureau Incorporated or similar organization or agency succeeding to its functions of reporting prices, then the average of the "Pink Sheet" quotes for the relevant conversion period, as determined in good faith by the holder, or (d) if the Class A Common Stock is not then publicly traded the fair market value of a share of Class A Common Stock as determined by an appraiser selected in good faith by the Company.

B.         Preferred Stock. The Preferred Stock shall be issued from time to time in one or more series, with such distinctive serial designations as shall be stated and expressed in the resolution or resolutions providing for the issuance of such shares as are from time to time adopted by the Board of Directors. In such resolution or resolutions providing for the issuance of shares of each particular series of Preferred Stock, the Board of Directors is expressly authorized, without further vote or action of the stockholders of the Company and to the fullest extent allowed under Delaware law, to fix the rights, preferences, privileges, and restrictions of such series of Preferred Stock, including the annual rate or rates of dividends for the particular series and whether such dividends shall be cumulative or noncumulative; the redemption price or prices for the particular series; the rights, if any, of holders of the shares of the particular series to convert the same into shares of any other series or class or other securities of the Company or any other corporation, with any provisions for the subsequent adjustment of such conversion rights; the voting rights; anti dilution rights; terms of redemption (including sinking fund provisions); the number of shares constituting any series, and the designation of such series; and to classify or reclassify any unissued Preferred Stock by fixing or altering from time to time any of the foregoing rights, privileges and qualifications. If pursuant to this Article FOURTH, the Company's Board of Directors shall authorize the issuance of any class or series of Preferred Stock, (i) such class or series of Preferred Stock may be granted the right to elect one or more of the Company's directors, as the Board of Directors shall prescribe, and said directors shall have voting rights identical to the other directors of the Company and shall serve until such time as their successors are elected or until the class or series of Preferred Stock entitled to elect them shall cease to be outstanding; and (ii) such class or series of Preferred Stock may be granted preemptive rights to acquire additional issues of such Preferred Stock or any other class or series of stock issued by the Company.